Exhibit 5.1

SIDLEY AUSTINLLP	BEIJING	GENEVA	SAN FRANCISCO
ONE SOUTH DEARBORN	BRUSSELS	HONG KONG	SHANGHAI
CHICAGO, IL 60603	CHICAGO	LONDON	SINGAPORE
(312) 853 7000	DALLAS	LOS ANGELES	TOKYO
(312) 853 7036 FAX	FRANKFURT	NEW YORK	WASHINGTON, DC

FOUNDED 1866
March 6, 2006
Commonwealth Edison Company
440 South LaSalle Street
Suite 3300
Chicago, IL 60605-1028
          Re: $325,000,000 aggregate principal amount of First Mortgage 5.90% Bonds, Series 103, Due March 15, 2036
Ladies and Gentlemen:
          We have acted as counsel to Commonwealth Edison Company, an Illinois corporation (the “Company”), in connection with the issuance and sale by the Company of $325,000,000 aggregate principal amount of First Mortgage 5.90% Bonds, Series 103, Due March 15, 2036 (the “Bonds”), covered by the Registration Statement on Form S-3, No. 333-99363 (as amended, the “Registration Statement”), initially filed by the Company and ComEd Financing III, a statutory trust created under the laws of the State of Delaware, with the Securities and Exchange Commission (“SEC”) on September 10, 2002, under the Securities Act of 1933, as amended.
          The Bonds were issued under the Company’s Mortgage (the “Mortgage”), dated July 1, 1923, as amended and supplemented, between the Company and Illinois Merchants Trust Company, as trustee (BNY Midwest Trust Company, as current successor trustee), and D.G. Donovan, as co-trustee (collectively, the “Bonds Trustees”), which Mortgage is governed by Illinois law, and sold by the Company pursuant to the Underwriting Agreement, dated as of February 27, 2006, between the Company and J.P. Morgan Securities Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein.
          For the purpose of expressing the opinions and statements in this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates of officers of the Company and the Bond Trustees and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which

Commonwealth Edison Company
March 6, 2006

we obtained from the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) of the SEC or other internet sites through which documents filed with the SEC can be obtained. With respect to any instrument or agreement executed or to be executed by any party other than the Company, we have assumed, to the extent relevant to the opinions set forth herein, that (i) such other party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization and (ii) such other party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such other party.
          Based on the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that:
          1. The Company is duly incorporated and validly existing under the laws of the State of Illinois.
          2. The Bonds are legally issued and binding obligations of the Company enforceable against the Company in accordance with their respective terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).
          This opinion letter is limited to the federal laws of the United States of America and the laws of the State of Illinois.
          We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the Bonds.
          We hereby consent to the filing of this letter as Exhibit 5-1-4 to the Registration Statement and the references to our firm included in or made a part of the Registration Statement.
Very truly yours,
       /s/ Sidley Austin LLP